Exhibit 10.39

Swiss Re

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
QUOTA SHARE REINSURANCE AGREEMENT

between

AMCOMP ASSURANCE COMPANY and/or
AMCOMP PREFERRED INSURANCE COMPANY and/or PINNACLE ASSURANCE CORPORATION
and/or THOMAS JEFFERSON INSURANCE COMPANY
and/or other insurance companies owned by

AmCOMP, INCORPORATED

North Palm Beach, Florida

and

SWISS REINSURANCE AMERICA CORPORATION

Armonk, New York

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
QUOTA SHARE REINSURANCE AGREEMENT

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
QUOTA SHARE REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

AMCOMP ASSURANCE COMPANY and/or
AMCOMP PREFERRED INSURANCE COMPANY and/or
PINNACLE ASSURANCE CORPORATION and/or
THOMAS JEFFERSON INSURANCE COMPANY
and/or other insurance companies owned by

AmCOMP, INCORPORATED

North Palm Beach, Florida

(hereinafter referred to as the “Company”)

and

SWISS REINSURANCE AMERICA CORPORATION

Armonk, New York

(hereinafter referred to as the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

The Company obliges itself to cede and the Reinsurer obliges itself to accept proportional Loss and Loss Adjustment Expense as described in Article VIII and proportional premium as described in Article IX in respect of Policies inforce, written or renewed during the Term of this Agreement issued by Florida Administrative Services and/or Pinnacle Administrators, Inc. on behalf of the Company or other issuing carriers under executed underwriting management agreement(s) on behalf of the Company and classified by the Company as Statutory Workers’ Compensation and Employers’ Liability insurance.

ARTICLE II

TERM

A.    This Agreement shall be effective at 12:01 A.M. Eastern Daylight Time on January 1, 2000 in respect of Policies then in force as well as new and renewal Policies accepted thereafter and shall remain in force until canceled.

B.    The Company or the Reinsurer may cancel this Agreement by giving the other party ninety (90) days prior written notice by registered mail to be effective December 31, 2000 or any December 31 thereafter. The Company shall continue to underwrite and accept new and renewal Policies during the period between the notice and effective date of termination.

C.    In the event of termination of this Agreement, at the Company’s option:

l.      Run-off termination. The Reinsurer shall remain liable in respect of all Policies then in force at the effective date of termination until the termination or next anniversary of such Policies, whichever occurs first, following the effective date of termination, provided that the run-off period will not exceed twelve (12) months from the effective date of termination plus odd time, if any, not to exceed eighteen (18) months in all; or

2.     Cut-off termination. The Company shall relieve the Reinsurer of all liability hereunder for Losses and Loss Adjustment Expenses arising from an Occurrence subsequent to the effective date of termination. If the Company elects cut-off termination, the Reinsurer shall refund to the Company the Gross Net Unearned Premium applicable to the unexpired liability on Policies in force minus the commission allowed by the Reinsurer.

D.    Article II-B notwithstanding, either party to this Agreement shall have the right to cancel this Agreement immediately by giving written notice to the other party by registered mail in the event that the other party:

1.     Suffers a reduction of policyholder surplus of 50% or greater during any Treaty Year; or

2.     Is declared insolvent, put in liquidation, or restricted as to underwriting by any competent regulatory authority or court of competent jurisdiction.

Termination pursuant to Article II-D does not alter the Company’s or its successor’s rights under Article II-C.

 Immediate Termination shall apply on a “cut-off” basis only.

ARTICLE III

TERRITORY

This Agreement applies within the territorial limits of the Company’s policies.

ARTICLE IV

EXCLUSIONS

THIS AGREEMENT DOES NOT COVER:

A.            THE FOLLOWING GENERAL CATEGORIES:

1.             Ex-gratia payments unless agreed in advance by the Reinsurer.

2.             Risks subject to a deductible excess of $25,000, or a self-insured retention excess of $25,000.

3.             Loss or damage caused directly or indirectly by: (a) enemy attack by armed forces including action taken by military, naval or air forces in resisting an actual or an immediately impending enemy attack; (b) invasion; (c) insurrection; (d) rebellion; (e) revolution; (f) intervention; (g) civil war; and (h) usurped power.

4.             Reinsurance assumed by the Company unless agreed in advance by the Reinsurer. This exclusion shall not apply to fronted business assumed by the Company provided that it is agreed in advance by the Reinsurer. This exclusion is intended to only apply on a portfolio basis.

5.             Business derived from any Pool, Association, including Joint Underwriting Association, Syndicate, Exchange, Plan, Fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments; provided this exclusion shall not apply to Workers Compensation assigned risks which may be currently or subsequently covered hereunder.

6.             Pollution Liability as per the attached Pollution Liability Exclusion Clause - Reinsurance.

7.             Insolvency Funds, as per Article XXI of this Agreement.

8.             Nuclear Incident Exclusion Clauses which are attached and made part of this Agreement:

a.	Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.
b.	Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada.
c.	Nuclear Incident Exclusion Clause - Reinsurance - No. 4.

B.            THE FOLLOWING RISKS AS RESPECTS WORKERS COMPENSATION AND EMPLOYERS LIABILITY:

1.	a.	Operations employing the process of nuclear fission or fusion or handling of radioactive material, which operations include but are not limited to:

		(i)	the use of nuclear reactors such as atomic piles, particle accelerators or generators, or
		(ii)	the use, handling or transportation of radioactive materials, or
		(iii)	the use, handling or transportation of any weapon of war or explosive device employing nuclear fission or fusion.

	b.	The preceding exclusions (i), (ii) and (iii) do not apply to:

		(i)	the exclusive use of particle accelerators incidental to ordinary industrial or educational research pursuits, or
		(ii)	the exclusive use, handling or transportation of radioisotopes for medical or industrial use, or
		(iii)	radium or radium compounds.

2.             Operations under the jurisdiction of the U.S. Longshoremen’s and Harbor Workers’ Act, the Jones Act and the Maritime Employers Liability Act, except for incidental exposures.

3.             Operation of docks or wharves.

4.             The manufacturing, mining, refining, processing, distribution, installation, removal or encapsulment of asbestos.

5.             Risks involving known exposure to the following substances:

a. dioxin.

b. polychlorinated biphenols.

c. asbestos.

6.             All railway operations except sidetrack agreements.

7.             Amusement parks, carnivals or circuses.

8.             Subaqueous operations.

9.             Underground mining; however, this exclusion shall not be construed to apply to open pit-quarrying or “surface mining” operations.

10.           Blasting operations.

11.           Demolition of buildings or structures in excess of five stories.

12.           Manufacture, sale, rental, lease, erection or repair of scaffolds.

13.           Construction of tunnels or dams.

14.	a.	Manufacturers or importers of fireworks, fuses, or any substance, as defined and noted below, intended for use as an explosive.
	b.	Loading of fireworks, fuses, or any explosive substance defined below into containers for use as explosive objects, propellant charges or detonation devices and the storage thereof.
	c.	Manufacturers or importers of any product in which fireworks, fuses, or any explosive substance defined below is an ingredient.
	d.	Handling, storage, transportation or use of fireworks, fuses, or any explosive substance defined below.

NOTE: An explosive substance is defined as any substance manufactured for the express purpose of exploding as differentiated from commodities used industrially and which are only incidentally explosive.

15.           Manufacture, production, refining, storage of natural or artificial fuel, gas, butane, propane or liquefied petroleum gasses or gasoline.

16.           Onshore and offshore gas and oil drilling operations.

17.           Ownership, maintenance or use of any airport or aircraft, including fueling, or any device or machine intended for and/or aiding in the achievement of atmospheric flight, projection or orbit, except for incidental exposures.

18.           Municipal law enforcement organizations and municipal fire fighting organizations.

C.            Those exclusions set forth in Item 2, 12 & 18. of Section B. of this agreement, shall not apply if the exposure is incidental to the regular operations of the insured covered hereunder.

D.            In the event the Company is inadvertently bound on any risk that is excluded under Items 2. and 6. through 18. Of Section B. of this Article, the reinsurance provided under this Agreement shall apply to such risk until discovery by the Company within its Home Office of the existence of such risk and for 30 days thereafter, and shall then cease unless within the 30 day period, the Company has received from the Reinsurer written notice of its approval of such risk.

ARTICLE V

FULL REINSURANCE CLAUSE

A.            All amounts ceded hereunder shall be subject to the same gross rates and to the same conditions and modifications of the Company’s policies, and the Reinsurer shall pay losses as may be paid thereon and shall follow the settlements of the Company subject to the limits, terms, and conditions of this Agreement.

ARTICLE VI

OTHER REINSURANCE

A.            The Company shall deduct three and one half per cent (3.50%) of Gross Subject Unearned and/or Written Premium for Excess Reinsurance in respect of limits and/or exposures in excess of two hundred and fifty thousand dollars ($250,000) each and every occurrence.

B.            The Company may also purchase facultative reinsurance within limits and/or exposures of two hundred and fifty thousand ($250,000) and deduct such premiums in addition to the excess deduction as referenced in Article VI-A, recoveries under which shall inure to the benefit of this Agreement.

C.            In open rating states, the Company shall calculate the subject premium to this Agreement after deduction of overlying facultative pricing, grossed up 15% to accommodate the Company’s variable costs to produce this business. Said business to be placed with effective dates on or after March 31, 2000. The Reinsurer shall receive first right of refusal to accommodate the Company’s facultative requirement; however, the Company shall not be required to place this business with the Reinsurer.

D.            The Company may at its own expense purchase underlying excess reinsurance (on a finite risk or funded basis, an indemnity basis, or any combination thereof) in respect of the Company’s retained portion of the Net Retained Liability, recoveries under which would be ignored for the purposes of determining the Company’s portion of Net Retained Liability. The Company shall advise the Reinsurer accordingly in advance of any such coverages purchased.

ARTICLE VII

DEFINITIONS

“Gross Ceded Premium” means the Reinsurer’s share of Gross Subject Unearned Premium plus Gross Subject Written Premium.

“Gross Net Earned Premium” means Gross Net Unearned Premium at the beginning of the Treaty Year plus Gross Net Written Premium during the Treaty Year minus Gross Net Unearned Premium at the end of the Treaty Year.

“Gross Net Unearned Premium” means Gross Subject Unearned Premium minus deductions allowed pursuant to Article VI.

“Gross Net Written Premium” means Gross Subject Written Premium minus deductions allowed pursuant to Article VI.

“Gross Subject Earned Premium” means Gross Subject Unearned Premium at the beginning of a Treaty Year plus Gross Subject Written Premium during a Treaty Year minus Gross Subject Unearned Premium at the end of a Treaty

Year. In the event of cut-off termination, there will be a deduction of Gross Subject Unearned Premium returned by the Reinsurer to the Company.

“Gross Subject Unearned Premium” means the direct and assumed premium reserve for unexpired liability established in the Company’s statutory balance sheets.

“Gross Subject Written Premium” means gross premium accounted as written by the Company in respect of business ceded hereunder, plus or minus premiums arising from audit adjustments or retrospective rating adjustments, minus cancellations and return premiums.

“Loss” means payments and reserves established by the Company as a result of claims under its Policies with dates of loss occurrence within the Treaty Year.

“Loss Adjustment Expense” means all costs and expenses allocable to specific claims that are incurred by the Company in the adjustment, evaluation, investigation, defense, litigation, settlement, and/or appeal of specific claims, including (a) courts costs and costs of supersedaes and appeal bonds, (b) interest accrued after award or judgment and pre-judgment interest awarded against the insured, and (c) legal expenses and costs incurred by the Company in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expenses do not include salaries and expenses of Company officers and staff adjusters with the exception of staff nurses, whose cost the Company will bill to specific cases on a time and expense basis.

“Loss Ratio” means ceded Loss and Loss Adjustment Expense divided by ceded Gross Net Earned Premium.

“Net Retained Liability” means Loss and Loss Adjustment Expense retained by the Company after deduction of Excess Reinsurance and salvage and subrogation recoveries, provided that the Company’s Net Retained Liability shall for the purposes of this Agreement be deemed not to exceed the amount displayed in Article VI-A each and every Occurrence.

“Occurrence” means each and every event or series of events that gives rise to a loss payable under the Company’s policies.

“Policy” means contracts of insurance or reinsurance including without limitation oral and written binders pursuant to the terns and conditions of which the Company is obliged to pay Losses and/or Loss Adjustment Expense.

“Policy dividends” mean dividends declared and paid by the Company during the term of each Treaty Year of this Agreement.

“Treaty Year” means the period from inception through the first date of termination and, thereafter, each calendar year.

ARTICLE VIII

RETENTION AND CESSION

A.            Retention. The Company will retain net and unreinsured, except as provided in Article VI (D), sixty-five percent (65.0%) of Losses and Loss Adjustment Expense up to but not exceeding sixty-five percent (65.0%) of two hundred and fifty thousand dollars ($250,000) each and every occurrence plus one hundred percent (100.0%) of Losses and Loss Adjustment Expense greater than two hundred and fifty thousand dollars ($250,000) each and every occurrence.

B.            Loss Ratio Corridor and Loss Ratio Cap.

1.     It is understood that as respects recoveries under this Agreement the Reinsurer shall never pay during any one Treaty Year a Loss Ratio greater than seventy two percent (72.0%) after the application of the provisions of Article VIII-B.2.

2.     If the ceded Loss Ratio for any Treaty Year (including run-off, if applicable) exceeds sixty per cent (60.0%), the Company will retain Loss and Loss Adjustment Expense for which the Reinsurer would otherwise be liable (but for this Loss Corridor provision) equal to three and one half per cent (3.50%) of ceded Gross Net Earned Premium. The Reinsurer will resume responsibility for Losses and Loss Adjustment Expenses if the ceded Loss Ratio exceeds sixty-three and one half per cent (63.5%).

C.            Cession. The Company will cede and the Reinsurer will accept thirty-five percent (35.0%) of Losses and Loss Adjustment Expense up to but not exceeding thirty-five percent (35.0%) of two hundred and fifty thousand dollars ($250,000) each and every occurrence.

D.            Policy Dividends. The Company will be responsible for all Policy Dividends allocated earned and paid during a Treaty Year.

E.             Adjustment. The Company may adjust its Retention and Cession on a run-off or cut-off basis, provided that (a) the Retention must be not greater than ninety per cent (90.0%) or less than sixty percent (60%) and (b) the Company may adjust the Retention only once during each Treaty Year. The Company may adjust its Retention and Cession only within thirty days of April 1, July 1 or October 1. However, adjustment at October 1 is subject to review and approval by the Reinsurer.

ARTICLE IX

PREMIUM AND COMMISSION

A.            Subject to adjustment as displayed in Article VIII (E), the Company shall cede thirty five percent (35.0%) of its Gross Net Unearned Premium at the inception of this Agreement plus thirty five percent (35.0%) of its Gross Net Written Premium in respect of new and renewal Policies accepted during the Term of this Agreement.

B.            The Reinsurer shall allow the Company to deduct a ceding commission of forty six percent (46%) of the Company’s Gross Ceded Premium.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

Monthly within sixty (60) days of the end of each calendar month, the Company will submit accounts in accordance with Schedule X-A annexed hereto.

(** Incoming UPR cession shall be due and payable on March 31, 2000. Sixty (60) days after the end of the first treaty month. )

A.            Simultaneously with its submission of accounts, the Company will remit any balance it owes the Reinsurer.

B.            The Reinsurer shall remit any balance it owes the Company within thirty (30) days of its receipt of the Company’s monthly account.

C.            Quarterly within seventy-five (75) days of the end of each calendar quarter, the Company and the Reinsurer shall exchange statutory financial statements filed with their respective state regulatory authorities.

ARTICLE XI

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement and may offset the same against any balance or balances due or to become due to the former from the latter under the same Agreement between them; and the party asserting the right of offset shall have and may exercise such right whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity, whether as Company or as Reinsurer, in which each party acted under this Agreement, provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with relevant statutes.

ARTICLE XII

RESERVES

(This Article applies to Reinsurer: (a) which do not qualify for credit by any state or any other governmental authority having jurisdiction over the Company’s affairs; or (b) whose rating by A.M. Best drops below “A”.)

A.            As regards all business coming within the scope of this Agreement, the Reinsurer agree that, if the Company so requests, the Reinsurer shall fund its share of the Company’s ceded Unearned Premium and Outstanding Loss and Loss Adjustment Expense Reserves including incurred but not reported loss reserves by:

1.     Clean, unconditional and irrevocable Letter of Credit issued by any bank acceptable to the state or other governmental authority having jurisdiction in this matter, and/or

2.     Acceptable escrow accounts for the benefit of the Company, and/or

3.     Cash advances, if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with any insurance regulatory authorities.

B.            With regard to funding in whole or in part by Letter of Credit, it is agreed that each such Letter of Credit will be issued for a term of not less than one year and will include a so-called “evergreen” clause which automatically extends the term for at least one additional year at each expiration date unless thirty (30) days prior to any expiration date, the issuing bank notifies the Company by certified mail it elects not to consider the Letter of Credit renewed or extended for any additional period.

C.            The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Agreement, that said Letter of Credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.      To reimburse itself for the Reinsurer share of the Unearned Premium paid under this Agreement, and/or

2.      To reimburse itself for the Reinsurer’ share of the Unearned Premium returned or returnable to insured upon cancellation of Policies covered under this Agreement, and/or

3.      To pay the Reinsurer’ share or to reimburse the Company for the Reinsurer’ share of any liability for loss reinsured by this Agreement, which is due to the Company and has not been otherwise paid by the Reinsurer, and/or

4.      To refund to the Reinsurer of any sum which is in excess of the actual amounts required to pay the Reinsurer’ obligations under 1, 2, and 3 above.

D.            The bank issuing the Letter of Credit shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of properly authorized representatives of the Company.

E.             At annual intervals or more frequently as determined by the Company, but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, and/or the escrow accounts and/or the Reinsurer’ cash advances, of the Reinsurer’ share of any obligations. If the statement shows that the Reinsurer’ share of obligations exceeds the balance of funding as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference and/or increase the balances of the escrow accounts and/or make additional cash advances to eliminate the difference. If, however, the statement shows that the Reinsurer’ share of obligations is less than the balance of funding as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess funding by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available and/or returning excess amounts from escrow accounts and/or cash advances.

F.             The rights and obligations of the Company and the Reinsurer, as set forth in this Article, shall not be diminished in any manner whatsoever by the insolvency of any party hereto.

ARTICLE XIII

CURRENCY

All of the provisions of this Agreement involving dollar amounts are expressed in terms of United States dollars and all premium and loss payments hereunder shall be made in United States dollars.

ARTICLE XIV

ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorized representatives, all books, records, or papers of the Company in connection with any reinsurance hereunder, or claims in connection herewith.

ARTICLE XV

ERRORS AND OMISSIONS

Any inadvertent neglect, delay, omission or error shall not be held to relieve the Reinsurer from any liability which would attach to it hereunder if such neglect, delay, omission or error had not been made, provided the Company rectifies such neglect, delay, omission, or error upon discovery.

ARTICLE XVI

TAXES

The Company will pay all taxes of premiums reported to the Reinsurer on this Agreement.

ARTICLE XVII

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement, whether arising before or after termination, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in North Palm Beach, Florida unless otherwise agreed.

The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two, and the decision shall be made by drawing lots.

The claimant shall submit its initial brief within twenty (20) days from appointment of the umpire. The respondent shall submit its brief within twenty (20) days thereafter, and the claimant may submit a reply brief within ten (10) days after filing of the respondent’s brief.

The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within sixty (60) days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

If more than one Reinsurer is involved in the same dispute, all such Reinsurer shall constitute and act as one party for purposes of this clause, and communications shall be made by the Company to each of the Reinsurer constituting the one party, provided that nothing therein shall impair the rights of such Reinsurer to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Agreement from several to joint.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

It is agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the arbitrators shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer.

ARTICLE XVIII

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the

Company, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.

ARTICLE XIX

SERVICE OF SUIT

(This Clause is only applicable to unauthorized Reinsurer, or to the Reinsurer who are domiciled outside the United States of America.)

It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any Florida State Court and will comply with all requirements necessary to give such Court jurisdiction, and all matters arising hereunder shall be determined in accordance with the law of the State of Florida and practice of such Court. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Reinsurer’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that service of process in such suit may be made upon Harris, Kukaey, Helgesen, P.A., or an agreed-upon attorney, and that in any suit instituted, the Reinsurer will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurer’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any State, Territory or District of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or the Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as his true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the firm to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE XX

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company indicating the policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

Where two or more Reinsurer are involved in the same claim and a majority in interest elect to interpose defense of such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by the applicable reinsurance regulation or except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

ARTICLE XXI

INSOLVENCY FUNDS EXCLUSION

This Agreement excludes all liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of any insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE XXII

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Company for any Extra Contractual Obligations within the limits hereof. The term “Extra Contractual Obligations” is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE XXIII

EXCESS OF POLICY LIMITS

This Agreement shall protect the Company, within the limits hereof, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE XXIV

SERVICING CLAUSE

The parties to this Agreement hereby recognize that Jardine Sayer & Company, Inc., (“Jardine”) P.O. Box 6400, Lawrenceville, New Jersey 08648-0400, will provide certain ongoing services with respect this Agreement. Communications including notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements shall be submitted to the Company or the Reinsurer through Jardine; provided, however, that this Clause shall not preclude the Company and the Reinsurer from communicating directly on matters relating to this Agreement. The parties to this Agreement further recognize that the provision of services by Jardine shall in no way be construed as providing Jardine with the authority to negotiate on behalf of the Reinsurer nor shall Jardine receive any remuneration from the Reinsurer for providing such services. Payments made by the Company to Jardine shall constitute payment to the Reinsurer to the extent of such payments. Payments made by the Reinsurer to Jardine shall only constitute payment to the Company to the extent that such payments are actually received by the Company.

ARTICLE XXV

PARTICIPATION

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY QUOTA SHARE REINSURANCE AGREEMENT EFFECTIVE: January 1, 2000.

100.0%

This Agreement obligates the Reinsurer for the proportion shown below of the interests and liabilities set forth under this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the following dates.

Executed in North Palm Beach, Florida, this 29th day of September, 2000.

ATTEST:

AmCOMP ASSURANCE CORPORATION
AmCOMP PREFERRED INSURANCE COMPANY and/or
PINNACLE ASSURANCE CORPORATION and/or
THOMAS JEFFERSON INSURANCE COMPANY and/or
Other insurance companies owned by
AmCOMP INCORPORATED

/s/ Jean Buckert	/s/ Donald Johnson

And in Atlanta,  Georgia, this 27th day of September, 2000.

ATTEST:	SWISS REINSURANCE AMERICA CORPORATION

/s/ Jeff D. Rubin	/s/ [ILLEGIBLE]

POLLUTION EXCLUSION CLAUSE - GENERAL LIABILITY - REINSURANCE

A.            This reinsurance excludes all loss and/or liability accruing to the reinsured company as a result of:

1.             bodily injury or property damage arising out of the actual, alleged or threatened discharge, dispersal, release or escape of pollutants:

a.             at or from premises owned, rented or occupied by a named insured;

b.             at or from any site or location used by or for a named insured or others for the handling, storage, disposal, processing or treatment of waste;

c.             which are at any time transported, handled, stored, treated, disposed of, or processed as waste by or for a named insured or any person or organization for whom a named insured may be legally responsible; or

d.             at or from any site or location on which a named insured or any Agreementors or subAgreementors working directly or indirectly on behalf of a named insured are performing operations:

(i)            if the pollutants are brought on or to the site or location in connection with such operations; or

(ii)           if the operations are to test for, monitor, clean up, remove, contain, treat, detoxify or neutralize the pollutants;

2.             any governmental direction or request that a named insured test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

B.            Subparagraphs A(1)(a) and A(1)(d)(i) above do not apply to bodily injury or property damage caused by heat, smoke or fumes from a hostile fire.

C.            “Hostile fire” means a fire which becomes uncontrollable or breaks out from where it was intended to be.

D.           “Pollutants” means any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes material to be recycled, reconditioned or reclaimed.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

I.              This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

II.            Without in any way restricting the operation of paragraph (I) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause B in this paragraph (II) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

LIMITED EXCLUSION PROVISION*

A.            It is agreed that the policy does not apply under any liability coverage, to:
injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

B.            Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

C.            The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

1.             become effective on or after May 1st, 1960, or

2.             become effective before that date and contain the Limited Exclusion Provision set out above:

Provided this paragraph (II) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

III.           Except for those classes of policies specified in Clause B of paragraph (II) and without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability) shall be deemed to include, with respect to such coverages, from the time specified in Clause E of this paragraph (III), the following provision (specified as Broad Exclusion Provision):

BROAD EXCLUSION PROVISION*

It is agreed that the policy does not apply:

A.            Under any Liability Coverage, to:  injury, sickness, disease, death or destruction, bodily injury or property damage

1.             with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

2.             resulting from hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any Agreement entered into by the United States of America, or agency thereof, with any person or organization.

B.            Under any Medical Payments Coverage, or under any Supplementary Payments Provision, relating to:

immediate medical or surgical relief first aid,
to expenses incurred with respect to:
bodily injury, sickness, disease or death bodily injury
resulting from the hazardous properties of nuclear material, and arising out of the operation of a nuclear facility by any person or organization.

C.            Under any Liability Coverage, to: injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if:

1.             the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

2.             the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

3.             the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (3) applies only to:

injury to or destruction of property at such nuclear facility property damage to such nuclear facility and any property thereat.

D.            As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material”, “special nuclear material”, and “by-product material”, have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (1) or (2) thereof; “nuclear facility” means

(1)           any nuclear reactor,

(2)           any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(3)           any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than Twenty-Five (25) grams of plutonium or uranium 233 or any combination thereof, or more than Two Hundred Fifty (250) grams of uranium 235,

(4)           any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction”, “property damage” includes all forms of radioactive contamination of property. Includes all forms of radioactive contamination of property.

E.             The inception dates and thereafter of all original policies affording coverages specified in this paragraph (III), whether new, renewal or replacement, being policies which become effective on or after May 1st, 1960, provided this paragraph (III) shall not be applicable to:

1.             Garage and Automobile Policies issued by the Reassured on New York risks, or

2.             statuary liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

IV.           Without in any way restricting the operation of paragraph (I) of this Clause, it is understood and agreed that paragraphs (II) and (III) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

NOTES:                  The words underlined in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

“Reassured”         shall be understood to mean “Reassured”, “Company”, “Reinsured” or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or Companies.

“Reinsurance”      shall be understood to mean “Reinsurance”, “Contract”, “Agreement”, “Policy” or whatever other term is used to designate the attached reinsurance document.

for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

D.            As used in this Policy:

l.              The term “nuclear energy hazard” means the radioactive, toxic, explosive or other hazardous properties of radioactive material;

2.             The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.             The term “nuclear facility” means:

(a)           any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)           any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of the, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)           any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)           any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material; and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4.             The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.             With respect to property, loss of use of such property shall be deemed to be property damage.

NOTES:                  Wherever used herein the terms:

“Reassured”         shall be understood to mean “Reassured”, “Company”, “Reinsured” or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or Companies.

“Reinsurance”      shall be understood to mean “Reinsurance”, “Contract”, “Agreement”, “Policy” or whatever other term is used to designate the attached reinsurance document.

NUCLEAR INCIDENT EXCLUSION CLAUSE - REINSURANCE NO. 4

1.             This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.             Without in any way restricting the operations of Nuclear Incident Exclusion Clauses, - Liability, - Physical Damage, - Boiler and Machinery and paragraph (1) of this clause, it is understood and agreed that for all purposes of the reinsurance assumed by the Reinsurer from the Reinsured, all original insurance policies or contracts of the Reinsured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion(s) in effect at the time and any subsequent revisions thereto a agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.

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Schedule X-A

Monthly account statement

1.	Gross Subject Unearned Premium at inception	per statutory statement of Company
2.	Excess limits and inuring reinsurance deduction	(1) x 0.035
3.	Gross Net Unearned Premium at inception	(1) - (2)
4.	Gross Subject Written Premium	As reported by the Company
5.	Excess limits and inuring reinsurance deduction	(4) x 0.035
6.	Gross Net Written Premium	(4) - (5)
7.	Gross Net Ceded Premium	[(3) + (6)] x 0.35
8.	Ceding Commission	[(1) + (4)] x 0.46 x 0.35
9.	Net ceded premium	(7) - (8)
10.	Paid Losses and Loss Adjustment Expenses	As reported by the Company
11.	Net balance	(9) - (10)

Overlying facultative reinsurance placements

Format to be agreed with Reinsurer.

Memo items

1.	Gross Subject Unearned Premium end of period
2.	Outstanding Case Loss Reserves
3.	Outstanding Case Loss Adjustment Expense Reserve
4.	Bulk and IBNR Reserves

Large claims list

List of claims with reported ultimate loss greater than fifty thousand dollars ($50,000)

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA

I.              This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

II.            Without in any way restricting the operation of paragraph I of this Clause it is agreed that for all purposes of this Reinsurance all the original liability contracts of the Reassured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability

Farmers’ Liability

Storekeepers’ Liability

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision.

This policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

III.           Without in any way restricting the operation of paragraph I of this clause it is agreed that for all purposes of this Reinsurance all the original liability contracts of the Reassured, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Broad Exclusion Provision

It is agreed that this Policy does not apply:

A.            to liability imposed by or arising under the Nuclear Liability Act; nor

B.            to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

C.            to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

1.             the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

2.             the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

3.             the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable

ADDENDUM NO. 1

to the

WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

between

AMCOMP ASSURANCE COMPANY and/or
AMCOMP PREFERRED INSURANCE COMPANY and/or
other insuance companies owned by
AMCOMP, INCORPORATED
North Palm Beach, Florida
(hereinafter referred to as the “Company”)

and

SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York
(hereinafter referred to as the “Reinsurer”)

It is understood and agreed by the parties hereto that, effective 12:01 a.m., Eastern Standard Time, January 1, 2001, this Agreement is cancelled on a run-off basis in accordance with Article II - Term, Paragraph C. section 1.

ALL OTHER TERMS AND CONDITIONS REMAIN THE SAME.

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IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Addendum as of the following dates.

Executed in North Palm Beach, Florida, this 12 day of September, 2001.

ATTEST:	AMCOMP ASSURANCE CORPORATION
AMCOMP PREFERRED INSURANCE COMPANY
and/or
other insurance companies owned by
AMCOMP INCORPORATED

/s/ Jean Buckert	BY:	/s/ Donald Johnson

	TITLE:	CFO

And in Atlanta, Georgia, this 17 day of April, 2001.

ATTEST:	SWISS REINSURANCE AMERICA CORPORATION

/s/ Jeff D. Rubin	BY:	/s/ [ILLEGIBLE]

	TITLE:	Member of Senior Management

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